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EXHIBIT 10.26

STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT (this "Agreement"), effective as of December 31, 1997, is made and entered into by and between Anchor Gaming, a Nevada corporation (the "Company"), and the person named on the signature page to this Agreement as the Optionee (the "Optionee").

RECITALS:

    The Company has adopted the Anchor Gaming 1995 Employee Stock Option Plan (as amended, the "Plan"), and pursuant to the Plan is authorized to grant to the Optionee an option granted by this Agreement (the "Option") to purchase shares of Common Stock, $.01 par value, of the Company (the "Common Stock");

    The the Board of Directors has approved the grant of the Option.

    The parties hereto desire to evidence in writing the terms and conditions of the Option.

    NOW, THEREFORE, in consideration of the premises and mutual covenants and promises set forth herein, and other good and valuable consideration the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

TERMS:

    1.  Definitions.  For purposes of this Agreement, the following terms have the meanings indicated:

    Disability.  Any medically determinable physical or mental impairment that, in the opinion of the Company's Board of Directors or the Compensation Committee of the Board of Directors, based upon medical reports and other evidence satisfactory to the Board of Directors or the Compensation Committee of the Board of Directors, can reasonably be expected to prevent the Optionee from performing substantially all of the Optionee's customary duties of employment for a continuous period of not less than 6 months.

    Fair Market Value as of any given date means the average high and low sales price of the Common Stock on the primary market on which it is traded for the five trading days immediately preceding such date, and, if no such market exists, the fair market value as determined by the Compensation Committee of the Board of Directors.

    Termination for Substantial Misconduct.  Termination of employment for actions involving moral turpitude, theft, dishonesty in a material matter, material breach of obligations under any employment, consulting, or similar agreement or arrangement, or failure by Optionee to carry out the directions, instructions, policies, rules, regulations, or decisions of the Board of Directors or officers of the Company.

    2.  Grant of Option.  The Company hereby grants to the Optionee, upon the terms and subject to the conditions, limitations and restrictions set forth in this Agreement, the Option to acquire      shares (the "Option Number") of Common Stock, at an exercise price per share of $55.75 (the "Exercise Price"), effective as of December 31, 1997 (the "Effective Date") (which was the date on which the Option was granted to the Optionee by the Compensation Committee of the Board of Directors of the Company). The Optionee hereby accepts the Option from the Company. The Option is granted subject to the terms of the Plan.

    3.  Vesting.

      (a) The shares of Common Stock subject to the Option will vest in increments of 5,000 (five thousand) of the Option Amount on December 31, 1999, 10,000 (ten thousand) of the Option

  Amount on June 30, 2001, and 10,000 (ten thousand) of the Option Amount on December 31, 2002. The Option will cease to vest immediately on termination of the employment of the Optionee by the Company.

      (b) Notwithstanding the foregoing, if the Optionee is still an employee of the Company or a subsidiary of the Company on the date of a change of control of the Company or sale of all or substantially all of the assets of the Company, the Board of Directors of the Company or the Compensation Committee of the Board of Directors may make such adjustments to the vesting provisions of this Agreement as they, in their sole discretion, may determine to be desirable in the circumstances.

    4.  Exercise.  In order to exercise the Option with respect to any vested portion, the Optionee will provide written notice (the "Exercise Notice") to the Company at its principal executive office stating the number of shares in respect of which the option is being exercised. The Exercise Notice must be signed by the Optionee and must include his complete address and social security number. If the Person exercising the Option is a transferee of the Optionee by will or under the laws of descent and distribution, the Exercise Notice must be accompanied by appropriate proof of the right of such transferee to exercise this Option. At the time of exercise, the Optionee must pay to the Company the Exercise Price per share times the number of vested shares as to which the Option is being exercised. The Optionee will make such payment (i) by certified check or (ii) at the Company's option, by the delivery of, or cancellation of the Option with respect to, shares of Common Stock having a Fair Market Value on the date immediately preceding the exercise date equal to the aggregate exercise price. If the Option is exercised in full, the Optionee will surrender this Agreement to the Company at the Company's option for cancellation. If the Option is exercised in part, the Optionee will surrender this Agreement to the Company at the Company's option so that the Company may make appropriate notation on this Agreement or cancel this Agreement and issue a new agreement representing the unexercised portion of the Option. The Optionee may not exercise this Option for less that 100 shares of Common Stock (or, if fewer than 100 shares of Common Stock remain purchasable under the Option, such number of shares) at any one time

    If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended (the "Act"), the Option may be exercised by a broker-dealer acting on behalf of the Optionee if (a) the broker-dealer has received from the Optionee or the Company a fully and duly endorsed agreement evidencing the Option, together with instructions signed by the Optionee requesting the Company to deliver the shares of Common Stock subject to the Option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited, (b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (c) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

    The Option will be exercisable during the lifetime of the Optionee only by the Optionee. To the extent exercisable after the Optionee's death, the Option will be exercised only by the Optionee's representatives, executors, successors, or beneficiaries.

    5.  Expiration of Option.

      (a) The Option will expire with respect to any vested portion of the Common Stock issuable under this Agreement, upon the earlier of: (i) the tenth anniversary of the Effective Date; (ii) one year after any termination of the Optionee's employment with the Company following a Vesting Event or for any reason other than in a Termination for Substantial Misconduct (or, if shorter, the remaining term of the Option); or (iii) immediately upon termination of Optionee's employment in a Termination for Substantial Misconduct.

      (b) The Option will expire with respect to any unvested portion of the Common Stock issuable under this Option, immediately upon the termination of the Optionee's employment with the Company for any reason, including death and upon the Disability of the Optionee.

    6.  Parachute Payment.  Any payment or any portion thereof that would likely be a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, in the opinion of tax counsel selected by the Company, will not be required to be made by the Company to the Optionee.

    7.  Tax Withholding.  Any provision of this Agreement to the contrary notwithstanding, the Company may take such steps as it deems necessary or desirable for the withholding of any taxes that it is required by law or regulation of any governmental authority, federal, state or local, domestic or foreign, to withhold in connection with any of the shares of Common Stock subject hereto.

    8.  Dilution.  In the event of a merger, share exchange, recapitalization, stock split, reverse stock split, extraordinary dividend, or other transaction affecting the Common Stock, the Company will make appropriate adjustment to the Exercise Price and securities issuable on exercise of the option as it deems appropriate and equitable in the circumstances.

    9.  Transfer of Option.  The Optionee will not, directly or indirectly, sell, transfer, pledge, encumber or hypothecate ("Transfer") any unvested portion of the Option or the rights and privileges pertaining thereto. In addition, the Optionee will not, directly or indirectly, Transfer any vested portion of the Option or any shares of Common Stock acquired upon exercise of the Option other than (i) with the prior written consent of the Company, (ii) by will or the laws of descent and distribution, (iii) with respect to shares of Common Stock acquired upon exercise of the Option, pursuant to an effective registration statement filed under the Act, or (iv) with respect to shares of Common Stock acquired upon exercise of the Option, pursuant to an exemption from the registration requirements of the Act. Any permitted transferee to whom the Optionee will Transfer the Option pursuant to (i) or (ii) above will agree to be bound by this Agreement. Neither the Option nor the underlying shares of Common Stock is liable for or subject to, in whole or in part, the debts, contracts, liabilities or torts of the Optionee, nor will they be subject to garnishment, attachment, execution, levy or other legal or equitable process.

    10.  Certain Legal Restrictions.  The Company will not be obligated to sell or issue any shares of Common Stock upon the exercise of the Option or otherwise unless the issuance and delivery of such shares comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities and gaming laws and the requirements of any stock exchange upon which shares of the Common Stock may then be listed. As a condition to the exercise of the Option or the sale by the Company of any additional shares of Common Stock to the Optionee, the Company may require the Optionee to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal or state securities laws. The Company will not be liable for refusing to sell or issue any shares if the Company cannot obtain authority from the appropriate regulatory bodies deemed by the Company to be necessary to lawfully sell or issue such shares. In addition, the Company will have no obligation to the Optionee, express or implied, to list, register or otherwise qualify any of the Optionee's shares of Common Stock. The shares of Common Stock issued upon the exercise of the Option may not be transferred except in accordance with applicable federal or state securities laws. At the Company's option, the certificate evidencing shares of Common Stock issued to the Optionee will bear appropriate legends restricting transfer under applicable law.

    Any Common Stock issued pursuant to the exercise of Options granted pursuant to this Agreement during the Optionee's service as an officer of the Company under Rule 16b-3 will not be transferred until at least six months have elapsed from the date of grant of such Option to the date of disposition of the Common Stock underlying such Option.

    11.  Miscellaneous.

      (a) The Option is intended to be a non-qualified stock option under applicable tax laws, and it is not to be characterized or treated as an incentive stock option under the Internal Revenue Code. Optionee acknowledges receipt of a copy of the Plan and further acknowledges that this Agreement is entered into, and the Option is granted, pursuant to the Plan. In the event that the provisions of the Plan are inconsistent with the provisions of this Agreement, the provisions of the Plan supersede the provisions of this Agreement.

      (b) The granting of the Option will impose no obligation upon the Optionee to exercise the Option or any part thereof. Nothing contained in this Agreement will affect the right of the Company to terminate the Optionee at any time, with or without cause, or will be deemed to create any rights to employment on the part of the Optionee.

      (c) The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Company and the Optionee, whether such employment relationship is at will or defined by an employment contract or other arrangement.

      (d) Neither the Optionee nor any person claiming under or through the Optionee will be or will have any of the rights or privileges of a stockholder of the Company in respect of any of the shares issuable upon the exercise of the Option herein unless and until certificates representing such shares have been issued and delivered to the Optionee or such Optionee's agent.

      (e) Any notice to be given to the Company under the terms of this Agreement or any delivery of the Option to the Company will be addressed to the Company at its principal executive offices, and any notice to be given to the Optionee will be addressed to the Optionee at the address set forth beneath his or her signature hereto, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice will be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

      (f)  Subject to the limitations in this Agreement on the transferability by the Optionee of the Option and any shares of Common Stock, this Agreement will be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.

      (g) The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Nevada and the United States, as applicable, without reference to the conflict of laws provisions thereof.

      (h) If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

      (i)  All section titles and captions in this Agreement are for convenience only, will not be deemed part of this Agreement, and in no way will define, limit, extend or describe the scope or intent of any provisions of this Agreement.

      (j)  The parties will execute all documents, provide all information, and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Agreement.

      (k) This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior written and all prior or contemporaneous oral agreements and understandings pertaining thereto.

      (l)  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute waiver of any such breach or any other covenant, duty, agreement or condition.

      (m) This Agreement may be executed in counterparts, all of which together will constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

      (n) No supplement, modification or amendment of this Agreement or waiver of any provision of this Agreement will be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

      (o) In addition to all other rights or remedies available at law or in equity, the Company will be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

      (p) For the purposes of this Agreement, the term "Person" will be broadly construed to include any individual or entity, public or private.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:
ANCHOR GAMING
By:	/s/ Michael D. Rumbolz

Name:	Michael D. Rumbolz
Title:	President and Chief Operating Officer
OPTIONEE:
/s/ Geoffrey A. Sage
Name:	Geoffrey A. Sage
Address:	1855 E. Cougar Ave. Las Vegas, NV 89123 SSN ###-##-####

January 13, 2000

Mr. Geoffrey A. Sage
1855 East Cougar Avenue
Las Vegas, Nevada 89123

Re:	Stock Option Agreement (the "1996 Option") dated May 13, 1996 between Anchor Gaming (the "Company") Geoffrey A. Sage (the "Optionee")
Stock Option Agreement (the "1997 Option") dated December 31, 1997 between the Company and the Optionee

Dear Geoff:

    This letter will set forth our understanding relative to the 1996 Option and the 1997 Option (the "Options") and to other employment related matters. Notwithstanding the provisions of the Options, in the event of a "Change of Control" of the Company (as such term is defined in the Stock Option Agreement dated January 3, 2000 between the Optionee and the Company), if the Optionee is terminated other than in a Termination for Substantial Misconduct (as such term is defined in the Stock Option Agreement dated January 3, 2000 between the Optionee and the Company), significantly demoted, or required to relocate to a place of work more than 60 miles from his prior place of work either (each, a "Termination") in contemplation of a Change of Control or within one year following a Change of Control, then:

  •
  The options of the Optionee under the Options will become immediately vested and exercisable and such Options will remain fully vested and exercisable for one year from the date of the termination, demotion, or requirement to relocate.

  •
  Optionee will be entitled to resign his employment with the Company and any successor, and thereupon to receive a severance payment equal to six months' base pay for the Optionee at the rate in effect prior to the Change of Control. In the event that the Company tenders such severance payment, Optionee agrees that he will thereby completely waive any claims or causes of action for wrongful termination or that otherwise arise out of this letter agreement,

    Optionee agrees that this letter will not alter his status as an at-will employee, terminable at any time, subject to the payments set forth above.

815 Pilot Road, Suite G  •  Las Vegas, Nevada 89119
Phone: (702) 896-7568  •  Fax: (702) 896-6992

    Please execute the additional copy of this letter in the space below if it accurately reflects our agreement.

Very truly yours,
ANCHOR GAMING
	By:	/s/ T. J. MATTHEWS
	Its:	CEO
AGREED AND ACCEPTED
/s/ GEOFFREY A. SAGE Geoffrey A. Sage

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  EXHIBIT 10.26
STOCK OPTION AGREEMENT